UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):      March 30, 2005

Bank of Granite Corporation
(Exact Name of Registrant as Specified in its Charter)

Delaware	0-15956	56-1550545

(State or Other Jurisdiction of	(Commission	(I.R.S. Employer
Incorporation)	File Number)	Identification No.)
P.O. Box 128, 23 North Main Street
Granite Falls, North Carolina 28630

(Address of Principal Executive Offices) (Zip Code)
(828) 496-2000

(Registrant’s telephone number, including area code)
Not Applicable

(Former Name or Former Address, if changed since last report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligations of the registrant under any of the following provisions (see General Instruction A.2. below):
☐      Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐      Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐      Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐      Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

INDEX

Page

Item 1.01 – Entry into a Material Definitive Agreement	3

Signatures	4

Item 1.01 – Entry into a Material Definitive Agreement
     On March 30, 2005, an Executive Supplemental Retirement Plan Agreement (the “Agreement”) was executed between R. Scott Anderson, Chief Operating Officer of Bank of Granite (the “Bank”), and the Bank.
     The Bank provides a Supplemental Executive Retirement Plan for certain officers (“Officers’ SERP”) to supplement the benefit such officers will receive under the Bank’s tax-qualified profit sharing retirement plan. The Officers’ SERP is designed to provide a benefit to each participating officer either at the normal retirement age of 65, or an early retirement age of 50, provided that such officer has completed 7 years of employment with the Bank. Pursuant to the Agreement, Mr. Anderson’s annual benefit will range from approximately $100,000 at age 65 to $97,000 at age 75 and will continue until his death at the rate payable at age 75. Actual retirement benefits payable under the Officers’ SERP are dependent on an indexed retirement benefit formula, which accrues benefits equal to the excess of the aggregate annual after-tax income from informally associated life insurance contracts over the Bank’s opportunity costs related to the Officers’ SERP. Because retirement benefits payable under the Officers’ SERP are dependent on the performance of insurance contracts, the performance of such contracts is not guaranteed by the Bank. In the event of an officer’s termination of employment for any reason, other than for cause, the officer is 100% vested after 7 or more full years of service with the Bank after the officer has attained the age of 18. In the event of the officer’s termination of employment due to change of control of the Bank of Granite Corporation or the Bank, payments from the plan would begin at the officer’s normal or early retirement age and the officer shall be 100% vested in the entire retirement benefit amount. The present value of the post retirement benefits for each participant are accounted for in a rational and systematic manner over the working life of each participant. The Bank’s Officers’ SERP Plan is a noncontributory defined contribution plan.

Signatures
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Bank of Granite Corporation

February 16, 2006	By:	/s/ Kirby A. Tyndall

Kirby A. Tyndall Secretary, Treasurer and Chief Financial Officer

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